NEWS RELEASE

February 6, 1996                                       Direct Inquiries to:
                                                       Paul O. Koether, Chairman
                                                       908 234 9220


     BEDMINSTER, NEW JERSEY - Pure World, Inc. ("Pure World") (PURW - NASDAQ) announced that it had filed suit in a Dallas, Texas Federal District Court seeking the appointment of a receiver for the assets and business of American Industrial Properties REIT, a Texas real esate investment trust (the "American Industrial" or the "Trust"). According to the complaint, Trust Managers, Charles Wolcott and William H. Bricker, have failed to secure the favorable vote of a majority of outstanding shares to be reelected for two consecutive years and failed even to secure a plurality of votes actually cast at the Annual Meeting held in December 1995. Although Pure World's nominees did win a plurality of the votes cast at the December, 1995 Meeting they did not receive the 2/3 vote that the Bylaws enacted by Messrs Bricker and Wolcott require of non-incumbent nominees. As a result the shareholders of American Industrial have not elected Trust Managers for two years and the shareholders are deadlocked in voting power. Pure World alleges that this deadlock, particularly when combined with the acts of the unelected Trust Managers in giving themselves excessive salaries, bonuses and Trust Manager fees and unlawfully enacting Bylaws designed to entrench themselves and avoid shareholder oversight, justifies the appointment of a receiver under Texas law. Pure World has requested that the Court strike the Bylaws it says were unlawfully enacted.

     Messrs Wolcott and Bricker were also sued derivatively by American Industrial, for squandering its assets in the payment to them of excessive salaries, bonuses and Trust Manager fees and for expending exorbitant amounts of the assets of American Industrial in connection with their losing campaigns to be re-elected as Trust Managers. The suit in the name of American Industrial also complains that Messrs Wolcott and Bricker took negligently actions that precipitated a declaration of default on a loan from its principal creditor, Manaufacturer's Life Insurance Company, and embroiled the Trust in expensive litigation the loss of which could throw the Trust into bankruptcy. These matters were inadequately disclosed to shareholders, according to Pure World's complaint.

     Pure World defeated an attempt by Messrs Wolcott and Bricker in the Spring of 1994 to merge American Industrial into a Maryland entity which Pure World said was designed to entrench the Trust's management at the expense of shareholders rights. At the 1994 Annual Meeting of American Industrial, Pure World proposed its nominees for election as Trust Managers. Neither Pure World's nominees nor Messrs Bricker or Wolcott were elected. At the 1995 Annual Meeting Pure World again proposed its nominees who did not receive the 2/3 majority of the outstanding shares required for election but did win the favorable vote of the majority of votes cast at the meeting. At the meeting Mr. Bricker defended his management record by telling shareholders "I do have a job. And I do make a living other than screwing around with this."


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         After  the vote  was  validated  by the  official  judge of  elections,
American Industrial sued Pure World and its chief executive officer in an attempt, according to Pure World's complaint, to intimidate Pure World and other major shareholders of American Industrial from attempting to dislodge Messrs Wolcott and Bricker from their sinecures as Trust Managers.

     Paul Koether, the chief executive officer of Pure World, said that by filing this complaint Pure World was seeking help form the courts to restore democracy to American Industrial and to hold the Trust Managers accountable for their actions which he said were detrimental to the financial health of the Trust.

     Pure World owns 888,000 shares (9.785%) of the 9,075,000 shares of the oustanding common stock of American Industrial.